Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MFA Financial, Inc.:

We consent to the use of our report dated February 23, 2022, except for the first paragraph of Note 2(a) and Note 16, which is as of September 27, 2022, with respect to the consolidated financial statements and financial statement schedule IV – Mortgage Loans on Real Estate of MFA Financial, Inc., and our report dated February 23, 2022 with respect to the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 and related Prospectus.

/s/ KPMG LLP

New York, New York

September 27, 2022